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                                                                    EXHIBIT 99.2


                                              CONTACT: Birman Managed Care, Inc.
                                                       David N. Birman, M.D.
                                                       (931) 372-7800

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             BIRMAN MANAGED CARE BEGINS LISTING ON NASDAQ SMALLCAP
               MARKET: EFFECTS ONE FOR THREE REVERSE STOCK SPLIT


     COOKEVILLE, TENN., JULY 6, 1999 -- Birman Managed Care, Inc. (Nasdaq:
BMANC), a physician-driven health care consulting and management company, announced that effective today its common stock will be conditionally listed on the Nasdaq SmallCap Market. The company requested the listing because its common stock, which had been listed on the Nasdaq National Market since February 1997, no longer meets certain maintenance requirements for the National Market listing.

     The condition imposed on the Nasdaq SmallCap Market listing requires the common stock to maintain a minimum bid price of $1.00 per share. To assure continued compliance with this requirement, the company effected a 1 for 3 reverse stock split as of today's date, July 6, 1999. While Birman Managed Care, Inc. did not meet the minimum $1.00 per share price requirement on July 2, 1999, the company was granted a temporary exception from this standard, subject to the company's common stock maintaining a minimum bid price of $1.00 per share for at least ten (10) business days from no later than July 16, 1999.

     The company must also complete an application for listing on the Nasdaq SmallCap Market by July 16, 1999, which it intends to do. In the event the company is deemed to have met the terms of this exception, it will continue to be listed on the Nasdaq SmallCap Market. The company believes that it can meet these conditions. However, there is no assurance that it will do so. If at some future date the company's securities should cease to be listed on the Nasdaq SmallCap Market, they may continue to list on the OTC Bulletin Board. For the duration of the exception, the company's Nasdaq symbol will be BMANC.

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BIRMAN MANAGED CARE BEGINS LISTING ON NASDAQ SMALLCAP
MARKET: EFFECTS THREE FOR ONE REVERSE STOCK SPLIT -- PAGE TWO


     Birman Managed Care, Inc. is a health care consulting company with a physician-focused core competency. Through its subsidiary, Birman Consulting Group, which currently operates at 20 hospitals in 12 states, the company offers a range of compliance products and quality management services customized for health-care providers including hospitals and physician offices.

                                     # # #

The information contained herein includes "forward looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Statements such as "Birman expects", "management expects" or "the company expects" as well as statements by Dr. Birman addressing future operations are considered to be "forward Looking" for purposes of the Act. Investors are cautioned that forward looking statements involve risks and uncertainties, including general economic conditions, delays and risks associated with the performance of contracts, consumer and regulatory acceptance and regulatory risks.